Exhibit 99.1

JONES ENERGY INC. ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

Austin, TX — September 28, 2018 — Jones Energy, Inc. (NYSE: JONE) (“Jones Energy” or “the Company”) announced today that Mr. John Lovoi and Mr. Paul B. Loyd are stepping down from the Company’s Board of Directors (the “Board”), including from their roles on the Board’s standing committees.  The Board and management thank both Mr. Lovoi and Mr. Loyd for their service and contributions and look forward to their continued support as large shareholders.

The Board voted unanimously to appoint Mr. Carl Giesler, Jones Energy’s Chief Executive Officer, as a new Director.  The Board also voted unanimously to appoint Mr. Hal Washburn as Chairman of the Nominating and Corporate Governance Committee and to reduce the size of the Board from eight to seven members.  The Board plans to move expeditiously to appoint a seventh director to the Board, who will be an independent director qualified to join the Audit Committee, satisfying NYSE requirements.

About Jones Energy

Jones Energy, Inc. is an independent oil and natural gas company engaged in the exploration, development and acquisition of oil and natural gas properties in the Anadarko basin of Oklahoma and Texas. Additional information about Jones Energy may be found on the Company’s website at: www.jonesenergy.com.

Investor Contacts:

Robert Brooks, 512-328-2953

Executive Vice President & CFO

Or

Page Portas, 512-493-4834

Investor Relations Associate